Exhibit 10.1

AMENDMENT TO

CRAWFORD & COMPANY

THE GARDEN CITY GROUP, INC.

EMPLOYMENT AGREEMENT FOR DAVID A. ISAAC

THIS AMENDMENT is made to the Crawford & Company The Garden City Group, Inc. Employment Agreement for David A. Isaac, as of the 26th day of March, 2009 (the “Amendment”), by and among Crawford & Company, a Georgia corporation (the “Company”), The Garden City Group, Inc., a Delaware corporation wholly-owned by the Company (“GCG”), and David A. Isaac (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company, GCG and Executive entered into an Employment Agreement effective January 1, 2006 (the “Employment Agreement”); and

WHEREAS, the Company, GCG and Executive desire to amend the Employment Agreement as set forth below;

NOW, THEREFORE, the Employment Agreement shall be modified as follows:

1. Section 4(b) shall be deleted in its entirety and replaced with the following:

(b) Annual Incentive Compensation. GCG will pay to Executive annual incentive compensation under the Crawford & Company 2007 Management Team Incentive Compensation Plan (or any successor plan), which shall offer to Executive an opportunity to earn additional compensation based upon performance. Unless otherwise increased by the Compensation Committee of the Company’s Board of Directors, this annual incentive opportunity shall entitle Executive to annual incentive payments as follows:

Payment Level	Payment Amount	Required Annual Performance
Minimum	$250,000

(To be determined by

the Compensation Committee

of the Company’s Board of

Directors under the terms of

the Crawford & Company

2007 Management Team

Incentive Compensation Plan

or any successor plan thereto)

Target	$400,000

Maximum	$600,000

For performance between Minimum and Target, or between Target and Maximum, straight-line interpolation will apply. Payment of the annual incentive shall be required to be made by March 15 of the calendar year following the performance year; provided, however, that if audited financial statements for the performance year have not been prepared and completed by March 15 of the following year due to unforeseeable circumstances, the payment of the annual incentive shall be delayed until 15 days after delivery of such audited financial statements; provided, further, that any such payment will be in the form of a single lump sum cash payment, and will be made no later than December 31 of the year following the performance year.

2. The provision of Section 5(a)(ii) entitled “Performance Goal:” shall be deleted in its entirety and replaced with the following:

Performance Goal: Compound annual growth rate (CAGR) in GCG’s pre-tax income in the 2006 – 2010 period. Pre-tax income will be determined in the manner described below (and subject to Section 4(e)), with growth measured comparing the pre-tax income in each performance period to the target 2005 pre-tax income amount of $9.239 million.

3. The provision of Section 5(a)(ii) entitled “Supplemental PSU Grant” shall be amended to delete the words “less the number of PSUs in excess of 125,000 earned for the 2006-2008 performance period” at the end of the first sentence thereof.

4. Section 5(a)(ii) shall be amended by adding the following provisions at the end thereof:

Computation of Pre-Tax Income: Pre-tax income shall be determined based on pre-tax income of GCG determined in connection with the preparation of the Company’s audited financial statements determined in accordance with GAAP as applied by the Company in each relevant year. For purposes of this Section 5(a)(ii)), pre-tax income shall be determined before taxes but after expense (including expense for profit participations, equity awards, services paid for by the Company for the benefit of GCG (to be re-evaluated annually as agreed to by Executive and the Executive Vice President of the Company overseeing the GCG business), and interest on borrowed funds (if any) at the Company’s prevailing rate of interest).

5. The Company shall use its best efforts to have the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) determine under the terms of the Crawford and Company 2007 Management Team Incentive Plan (the “MTIP”), at its next meeting, the 2009 and 2010 Performance Goals (as defined in the MTIP) applicable to Section 4(b) of the Employment Agreement.

6. The Company shall use its best efforts to have the Compensation Committee, at its next meeting, waive its rights under Section 6(d) of the MTIP to make downward adjustments to the amount of the Award (as defined in the MTIP).

7. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms and continue to bind the parties.

8. This Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the Company and GCG have hereunto caused their duly authorized representatives to execute this Amendment, and Executive has executed this Amendment, on the date(s) set forth below.

CRAWFORD & COMPANY

By:	/s/ J. T. Bowman	Date:	3/31/09
Jeffrey T. Bowman
President and Chief Executive Officer

THE GARDEN CITY GROUP, INC.

By:	/s/ Allen W. Nelson	Date:	31 March 09
Its:	Director

DAVID A. ISAAC

/s/ David A. Isaac		Date:	3/26/09

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